EXHIBIT 10.1
AGRICULTURAL LEASE

1. Effective Date; Parties
Effective Date:  July 31, 2019

Cadiz Real Estate LLC ("Cadiz") is the fee owner of approximately 35,000 acres of land and the subsurface strata, inclusive of the unsaturated soils and appurtenant water rights, located in the Fenner Valley in San Bernardino County, California and as depicted in Exhibit A (the "Cadiz Property").

SoCal Hemp JV LLC ("SCHJV") desires to lease a portion of the Cadiz Property in accordance with the terms and conditions of this Agricultural Lease (this "Lease").

2. Leased Property
A minimum of 1,280 acres and up to a maximum of 9,600 acres located within the Cadiz Property in the areas depicted on Exhibit B attached hereto and consisting of approximately 15,000 acres (the "Available Acreage"), with the exact location(s) to be mutually agreed to by the parties in accordance with terms set forth in this Lease.

3. Initial Lease; Lease Options
Initial Lease
Cadiz hereby leases to SCHJV, and SCHJV hereby leases from Cadiz, that portion of the Cadiz Property consisting of:

(a) sixty (60) acres (the "Initial Acreage") in a location within Section 22, Township 5N, Range 14E SBB&M (APN 0556-311-04) ("Section 22" which is 640 acres), with the exact areas of the Initial Acreage to be mutually agreed to by the parties in good faith not later than September 1, 2019, taking into account the conditions of the land, experience gained from prior cultivation of hemp (as defined below) within the Cadiz Property pursuant to the License Agreement (as defined below), market conditions and the infrastructure requirements for cultivation of hemp within the proposed area; and

(b) an additional one thousand two hundred twenty (1,220) acres (the "Additional Acreage"), of which 580 acres will be in Section 22, with the balance of 640 acres in Section 34, Township 5N, Range 14E SBB&M (APN 0556-311-16).

Option 1
Further, Cadiz hereby grants to SCHJV the right to exercise an option to lease (beyond the Initial Acreage and Additional Acreage) up to an additional one thousand seven hundred twenty (1,720) acres in a location within the Available Acreage, with the exact area to be mutually agreed to by the parties ("Option 1"), provided that (i) notice of SCHJV's exercise of Option 1 must be in writing and it must specify the number of acres on which the option is exercised ("Option 1 Acreage"), and it must be delivered to Cadiz at any time from and after the Effective Date and no later than September 1, 2020, (ii) at the time of exercise, SCHJV is not in default under this Lease beyond the expiration of all applicable notice and cure periods, and (iii) SCHJV is cultivating hemp on the Leased Property in accordance with the material terms of this Lease.

Option 2
Cadiz hereby further grants to SCHJV the right to exercise an option to lease (beyond the Initial Acreage, Additional Acreage, and Option 1 Acreage) up to an additional three thousand three hundred (3,300) acres in a location within the Available Acreage, with the exact area to be mutually agreed to by the parties ("Option 2"), provided that (i) SCHJV exercised Option 1 in accordance with this Lease, (ii) notice of SCHJV's exercise of Option 2 must be in writing and it must specify the number of acres on which the option is exercised ("Option 2 Acreage"), and it must be delivered to Cadiz at any time from and after the Effective Date and no later than September 1, 2021, (iii) at the time of exercise, SCHJV is not in default under this Lease beyond the expiration of all applicable notice and cure periods, and (iv) SCHJV is cultivating hemp on the Leased Property in accordance with the material terms of this Lease.

Option 3
Cadiz hereby further grants to SCHJV the right to exercise an option to lease (beyond the Initial Acreage, Additional Acreage, Option 1 Acreage, and Option 2 Acreage) up to an additional three thousand three hundred (3,300) acres in a location within the Available Acreage, with the exact area to be mutually agreed to by the parties ("Option 3"), provided that (i) SCHJV exercised Option 1 and Option 2 in accordance with this Lease, (ii) notice of SCHJV's exercise of Option 3 must be in writing and it must specify the number of acres on which the option is exercised ("Option 3 Acreage"), and it must be delivered to Cadiz at any time from and after the Effective Date and no later than September 1, 2022, (iii) at the time of exercise, SCHJV is not in default under this Lease beyond the expiration of all applicable notice and cure periods, and (iv) SCHJV is cultivating hemp on the Leased Property in accordance with the material terms of this Lease.

Option 1, Option 2, and Option 3 are collectively referred to as the "Option." Notwithstanding the foregoing, if SCHJV fails to exercise any Option for the full acreage comprising such Option, SCHJV's right to exercise the applicable Option with respect to any remaining acreage included in such Option shall terminate.

Upon SCHJV's exercise of an Option, Cadiz shall make an initial recommendation to SCHJV as to the exact acreage to be leased, together with a proposed infrastructure plan for the identified acreage, and the parties will use good faith efforts to expeditiously agree upon the exact areas to be leased pursuant to the applicable Option.

The Initial Acreage, the Additional Acreage, the Option 1 Acreage (if Option 1 is exercised), the Option 2 Acreage (if Option 2 is exercised), and the Option 3 Acreage (if exercised) are referred to herein as the "Leased Property."  All Leased Property will be suitable for irrigation and commercial-scale agriculture.

4. Lease Term
The term of this Lease shall commence on September 1, 2019 and shall expire on August 31, 2024 or as earlier terminated pursuant to this Lease (the "Term").

SCHJV shall have the option to extend the Term for three (3) additional successive periods of five (5) years (each an "Extension Option," and collectively, the "Extension Options") by providing Cadiz written notice of its intent to exercise an Extension Option at least 90 days prior to the then-current expiration of the Term. Such Extension Options may be exercised by SCHJV with regard to a specific portion or all of the then-Leased Property and the written notice of exercise shall specify the acreage to which the extension applies. SCHJV shall only have the right to exercise the Extension Options if, at the time of exercise, (i) SCHJV is not in default under this Lease beyond the expiration of all applicable notice and cure periods; and (ii) SCHJV is cultivating hemp on the Leased Property in accordance with the material terms of this Lease.  The parties acknowledge that for purposes of this Lease, in determining whether SCHJV is "cultivating" hemp on the Leased Property in accordance with this Lease," the parties shall take into account the fallowing of acreage from time to time as the acreage transitions between growing seasons and/or as otherwise may be prudent under commercially reasonable farming and agricultural practices.

Upon delivery of the Leased Property by Cadiz with the Initial Infrastructure completed, SCHJV shall accept the Leased Property in its "AS-IS" condition as of the commencement of the Term, and in respect to the acreage leased under the timely exercise of the Option, as of the date of the exercise of the applicable Option.

5. Use of Leased Property
The Leased Property is leased to SCHJV solely for (a) the planting, cultivation and harvesting of hemp, and (b) the manufacturing processing and packaging of hemp and hemp products derived from hemp harvested upon the Leased Property, all in accordance with applicable laws, and for no other purpose without the prior written consent of Cadiz, which may be granted or withheld by Cadiz in its sole and absolute discretion.  For the purpose of this Lease, "hemp" shall have the meaning set forth in 7 U.S.C. §§5940(a)(2) and 1639o.  In no event shall SCHJV plant, grow, harvest, cultivate, manufacture process or otherwise handle marijuana (defined as any plant containing more than .3% delta-9 Tetrahydrocannabinol concentration on a dry-weight basis) on the Leased Property.

Cadiz shall deliver exclusive possession of the Initial Acreage to SCHJV with the "Initial Infrastructure" (as defined below) completed on or before September 15, 2019 (but subject to day-for-day extensions for any "Force Majeure" (as defined below) events and/or delays caused by Cadiz), and SCHJV shall plant and grow hemp on all of the Initial Acreage on or before October 31, 2019.

Cadiz shall deliver exclusive possession of 600 acres of the Additional Acreage to SCHJV with the Initial Infrastructure completed on or before March 15, 2020, and 620 acres of the Additional Acreage to SCHJV with the Initial Infrastructure completed on or before June 15, 2020 (but subject to day-for-day extensions for Force Majeure events and/or delays caused by Cadiz), and SCHJV shall plant and grow hemp on the Additional Acreage by September 1, 2020.

Although SCHJV is not obligated to exercise all or any part of the Option, SCHJV agrees that (i) subject to Cadiz delivering exclusive possession of the Option 1 Acreage to SCHJV with the Initial Infrastructure completed on or before March 1, 2021 (but subject to day-for-day extensions for Force Majeure events and/or delays caused by Cadiz), if SCHJV exercises Option 1, it shall plant and grow hemp on all of the Option 1 Acreage on or before September 1, 2021, and (ii)  subject to Cadiz delivering exclusive possession of the Option 2 Acreage to SCHJV with the Initial Infrastructure completed on or before March 1, 2022 (but subject to day-for-day extensions for Force Majeure events and/or delays caused by Cadiz if SCHJV exercises Option 2), it shall plant and grow hemp on all of the Option 2 Acreage on or before September 1, 2022 , and (iii) subject to Cadiz delivering exclusive possession of the Option 3 Acreage to SCHJV with the Initial Infrastructure completed on or before March 1, 2023 (but subject to day-for-day extensions for Force Majeure events and/or delays caused by Cadiz if SCHJV exercises Option 3), it shall plant and grow hemp on all of the Option 3 Acreage on or before September 1, 2023.

For purposes of this Lease, "Force Majeure" means any prevention, delay or stoppage caused by the occurrence of any of the following events:  acts of God; flood, fire, earthquake, or explosion; war, invasion, hostilities, riot, or other civil unrest; any government order, law or moratorium; delays by any governmental entity, quasi‑governmental entity or utility company; actions, embargoes, or blockades; action by any governmental authority; national or regional emergency; strikes, labor stoppages or slowdowns, or other industrial disturbances; delays by contractors, suppliers or professionals performing any work or services or providing any materials or supplies; and any other similar events beyond the reasonable control of SCHJV, but excluding SCHJV's financial inability to perform.

SCHJV shall use commercially reasonable efforts to carry on its sustainable farming activities permitted herein in accordance with commercially reasonable farming and agricultural practices, and in such a manner that is intended so as not to degrade the aquifer underlying the Leased Property.

SCHJV shall not use or permit the use of the Leased Property for any unlawful purpose and will use reasonable efforts not to interfere with the use of non-Leased Property.  SCHJV shall use commercially reasonable efforts to cultivate and attend to and irrigate and fertilize all crops to be planted hereunder in due and proper season.

SCHJV shall not commit or suffer to be committed any waste or any public or private nuisance upon the Leased Property.  SCHJV shall keep the Leased Property free from all debris, garbage, rodents, and vermin.  SCHJV shall not spray, spread, irrigate, inject, deposit, dispose, or otherwise apply under, on or upon the Leased Property any fertilizers, chemicals, wasted products, or other substances that are toxic, illegal, or otherwise inappropriate for application upon agricultural, or horticultural real property.  SCHJV shall not use any agricultural chemical or similar substance with a residual effective life longer than the Term, or of such nature as to prevent the use of the soil for other crops of any type following the Term without Cadiz's prior written consent, which may be granted or withheld by Cadiz in its sole and absolute discretion.

SCHJV shall keep the Leased Property free of noxious weeds and plants, and shall perform the grading, leveling, and other such practices as may reasonably tend to protect the Leased Property from floodwaters, evulsion and erosion, and to provide irrigation and drainage, but SCHJV shall not remove any threated or endangered species, riparian habitat, native trees, existing permanent crop (e.g., orchard tree, grape vine, berry bush), or any tree that is 6 inches in diameter measured at a point 4 feet above ground level and that is 6 feet or more in height, without Cadiz's prior consent, which may be granted or withheld by Cadiz in its sole and absolute discretion, and solely after obtaining all required permits.

SCHJV shall control the flow of excess irrigation water or tail water so that it does not cause material damage to or contaminate the Leased Property or the neighboring lands and waters.  SCHJV shall preserve and maintain existing drainage ditches and patterns on and from the Leased Property and shall not materially alter said patterns without Cadiz's prior written consent and only after obtaining all required government permits.

6. Lease Payment
In consideration for the Lease, commencing on the first day on which Cadiz has delivered exclusive possession of the Leased Property with the Initial Infrastructure, SCHJV shall pay to Cadiz an annual amount equal to $500 per acre of the Leased Property (the "Lease Payment") then under Lease.

The Lease Payment shall be made in advance quarterly installments,  on or before January 1, April 1, July 1 and October 1 of each calendar year, provided that SCHJV shall make a prorated Lease Payment on the first day of the Term for the months of September, October, November and December of the calendar year 2019. The rent obligation on the Option 1 Acreage shall commence on March 1, 2021, the delivery date established in Section 5, and the first payment of rent shall be for the month of March and the second quarter of 2021 (i.e., a total of four months). The rent obligation on the Option 2 Acreage shall commence on March 1, 2022, the delivery date established in Section 5, and the first payment of rent shall be for the month of March and the second quarter of 2022 (i.e., a total of four months). The rent obligation on the Option 3 Acreage shall commence on March 1, 2023, the delivery date established in Section 5, and the first payment of rent shall be for the month of March and the second quarter of 2023 (i.e., a total of four months).

Each quarterly installment of the Lease Payment shall be made to Cadiz at the address set forth below, or at such other address as designated by Cadiz from time to time upon at least ten (10) business days' advance notice.  If SCHJV fails to make the Lease Payment within ten (10) calendar days after the date due, SCHJV shall pay Cadiz a late fee equal to $500.00.  In addition, any portion of the Lease Payment that is not paid ten (10) calendar days after the date due shall bear interest at the rate of ten percent (10%) per annum from the date due until the date paid.  Lease Payments for any partial calendar quarter during the Term shall be prorated based on the number of days in such calendar quarter occurring during the Term.

The Lease Payment shall be increased (but not decreased) annually as of September 1 of each year (commencing September 1, 2020) by an escalation equal to the percentage change (year over year) of the Consumer Price Index for All Urban Consumers, Los Angeles-Riverside-Orange County, CA, All Items, not seasonally adjusted (1982-1984=100), but in no event greater than three (3%) per year.

7. Water Infrastructure and Supply; Natural Gas
In consultation with SCHJV, Cadiz shall design, develop, and construct the infrastructure reasonably necessary to supply water, power and other utilities to support agricultural and commercial-scale cultivation of hemp within the Leased Property, including but not limited to, diesel wells and any necessary subsurface water distribution system (the "Initial Infrastructure").  Following delivery of the Leased Property with the Initial Infrastructure, Cadiz will exert commercially reasonable efforts to maintain such Initial Infrastructure for the Term (as may be extended in accordance with this Lease).  SCHJV shall be responsible for any deep ripping to the land prior to any planting.  Following construction and development of the Initial Infrastructure, SHJVC shall be responsible for all ongoing costs of supplying water, power and other utilities to the Leased Property, including, but not limited to, usage costs, operational and maintenance costs, and costs associated with surface irrigation delivery systems, as part of SHJVC's obligations pursuant to Sections 8 and 9 of this Lease.

The water supply source for the Leased Property shall be provided by Cadiz to SCHJV for use on the Leased Property, in an amount that is in accordance with the reasonable water requirements for commercial-scale cultivation of hemp utilizing reasonable irrigation practices, at a cost equal to Cadiz's actual cost to procure and provide the water to the Leased Property (the "Water Cost"), which Water Cost shall be invoiced by Cadiz (which invoice shall be accompanied by reasonable supporting documentation therefor) and paid by SCHJV to Cadiz on a quarterly basis.

Any and all water rights initiated or preserved as a result of SCHJV's use of water on the Leased Property shall accrue to the benefit of Cadiz.

Cadiz also will exercise commercially reasonable efforts as promptly as possible to negotiate an agreement for the supply of natural gas to the Leased Property from El Paso Natural Gas or other mutually agreed source of power as a substitute for diesel fuel.  If so negotiated, Cadiz will be solely responsible for providing the infrastructure necessary to substitute for diesel fuel (e.g., line hook up, pipeline to well, and refitting of the well), with SCHJV thereafter being solely responsible for usage costs and on-going operational and maintenance costs.

The parties will exercise commercially reasonable efforts to evaluate the feasibility of extending a railroad siding on the Arizona & California Railroad Company ("ARZC") right-of-way and utilizing railroad car mounted crushing/processing facilities and secure all requisite governmental approvals and authorizations from ARZC and other agencies as necessary.

8. Utilities
SCHJV shall pay before delinquency all charges made for all utilities supplied to the Leased Property for SCHJV's use including, but not limited to, water, electricity, gas, sewer, telephone, and garbage.  If applicable, SCHJV shall make arrangements to place any utility meters located anywhere on the Leased Property in its name and shall directly pay all charges for utility services furnished to the Leased Property.  In the event that SCHJV must share a utility meter with Cadiz or any other party, SCHJV shall pay its prorated share of utility services furnished to the Leased Property determined on an equitable basis based on SCHJV's actual use of the applicable utility service.

9. Maintenance and Repairs
Except as otherwise provided in this Lease (e.g., Cadiz is responsible for the Initial Infrastructure and infrastructure related to substituting diesel fuel), all operations on the Leased Property shall be done at the sole cost and expense of SCHJV, including construction, operation, and maintenance of all improvements required for operations on the Leased Property.

SCHJV will, at all times during the Term, keep and maintain all improvements on the Leased Property in good order, condition and repair, excluding the Initial Infrastructure.  SCHJV shall obtain Cadiz's prior written consent, which may be granted or withheld by Cadiz in its reasonable discretion, before constructing any new improvements and before making any structural alterations or modifications to any existing improvements on the Leased Property.

Except as otherwise provided below, SCHJV will observe, comply and conform to all federal, state and local laws, rules and regulations, including all laws of the State of California and all ordinances of the County of San Bernardino ("Applicable Laws"), with respect to the use and occupation of the Leased Property, including, without limitation, all laws and ordinances relating to hemp, and all laws related to the transportation and use of fertilizer and other chemicals.  Notwithstanding the foregoing, Cadiz (and not SCHJV) will be solely responsible, at its sole expense, for all repairs, improvements, or alterations to the Initial Infrastructure or any other existing improvements which may be required in order to bring the same into compliance with Applicable Laws.  SCHJV agrees not to apply pesticides, herbicides, insecticides, fungicides, or any other chemical treatments on the Leased Property in a manner that could degrade or contaminate the aquifer underlying the Leased Property.

10. Taxes and Assessments
Cadiz shall pay, when due, all real property, personal property and/or any other type of tax or assessment relating to the Leased Property, except that SCHJV shall pay any taxes or assessments to the extent attributable to any alterations, additions or improvements made to the Leased Property by SCHJV or attributable to SCHJV's personal property or fixtures.

11. Liens
SCHJV agrees to keep the Leased Property free and clear of all liens or claims of any kind for labor or material, and agrees to keep the Leased Property and the crops thereon free of any labor claims of any kind or nature.  If any lien is recorded against the Leased Property on account of claims of laborers, materialmen or others for work performed or materials or supplies furnished to SCHJV or persons claiming by or through SCHJV, SCHJV shall cause it to be removed of record (by posting of a statutory bond or otherwise) within thirty (30) calendar days after the date SCHJV receives notice of such lien.  SCHJV shall indemnify, defend (with counsel reasonably satisfactory to Cadiz), protect, and hold Cadiz and its officers, lenders, directors, members, shareholders, agents, employees, successors, and assigns (collectively, the "Cadiz Parties") free and harmless from any liens on account of claims of laborers, materialmen or others for work performed or materials or supplies furnished to SCHJV or persons claiming by, under or through SCHJV.

12. Insurance
 (a) SCHJV's Insurance.  Throughout the Term, SCHJV shall carry and maintain, at its sole cost and expense:
(i) Commercial General Liability Insurance (ISO form or equivalent) naming SCHJV as the named insured and Cadiz as an additional insured, protecting SCHJV and Cadiz against liability for bodily injury, death and property damage occurring upon or in the Leased Property, with a minimum combined single limit of One Million Dollars ($1,000,000.00) and a general aggregate limit of Two Million Dollars ($2,000,000.00).
(ii) If SCHJV uses vehicles owned or leased by SCHJV in connection with the operation of the Leased Property, then SCHJV shall carry business automobile liability insurance on ISO form CA 00 01 to cover liability arising out of any auto (including owned, hired and non-owned autos), with a limit of not less than One Million Dollars ($1,000,000.00) per accident; and
(iii) Workers' compensation and employer's liability insurance for all persons SCHJV employs or uses as labor.  The workers' compensation insurance must fulfill applicable statutory requirements.  The employer's liability must have limits of not less than One Million Dollars ($1,000,000.00), each accident for bodily injury by accident of not less than One Million Dollars ($1,000,000.00), and each employee for bodily injury by disease of not less than One Million Dollars ($1,000,000.00).

(b) Certificates of Insurance.  SCHJV shall deliver ACORD certificates of insurance to Cadiz before occupying any portion of the Leased Property, and at any date of renewal prior to the applicable policy expiration.  All such policies shall include a provision that Cadiz shall receive at least thirty (30) calendar days' advance written notice prior to any material changes or cancellation thereof.  SCHJV's insurance shall be issued by an insurance company of recognized standing, admitted to or authorized to do business in the State of California and having a Best's Insurance Guide rating of at least A-:VII.  All public liability property damage, liability, and casualty policies maintained by SCHJV shall be written as primary policies, not contributing with and not supplemental to coverage that Cadiz may carry.

(c) Waiver of Subrogation.  SCHJV hereby waives any and all rights of recovery against Cadiz and against the officers, members, managers, employees, agents or representatives of Cadiz for loss of or damage to property, if such loss or damage is covered by any insurance policy then in force (or required to be in force) at the time of such loss or damage.  SCHJV, from time to time, shall cause its insurer to issue appropriate endorsements to all policies of insurance carried in connection with the Leased Property waiving such insurer's subrogation rights under such policies.

13. Cadiz's Right of Entry and Inspection
Cadiz, its agents or attorneys, shall have the right at all times to enter upon the Leased Property to inspect, to determine if SCHJV is complying with the terms of this Lease, and for any other valid business purpose.  All such entries onto the Leased Property shall be upon not less than 48 hours' advance notice to SCHJV (except in the event of an emergency) and shall be conducted in a manner to minimize interference with SCHJV's operations at the Leased Property.

14. Eminent Domain
If all or any portion of the Leased Property is condemned for public or quasi-public use, this Lease shall terminate as to the portion so condemned.  If only a portion of the Leased Property is condemned, the Lease Payment to be paid by SCHJV shall be reduced proportionally based on the acreage that remains as Leased Property under this Lease.

Cadiz shall be entitled to all damages awarded for such condemnation except for the amount reasonably allocated or attributable to SCHJV's operations on the Leased Property and the unamortized cost of any improvements constructed by SCHJV on the Leased Property.  Except as expressly set forth in the preceding sentence, SCHJV hereby irrevocably assigns and transfers to Cadiz any right to compensation or damages to which SCHJV may otherwise become entitled by reason of the condemnation of all or a portion of the Leased Property, including the leasehold estate.  Cadiz shall have the sole right to defend or settle any such condemnation action with respect to all interests in the Leased Property, including SCHJV's interest in all crops located on the Leased Property.

If, due to a condemnation, the balance of the Leased Property is rendered uneconomic to plant, farm and cultivate hemp, in SCHJV's reasonable opinion, SCHJV may terminate this Lease as of the date of the taking upon ninety (90) calendar days' written notice.

15. Default
The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by SCHJV (each, a "SCHJV Default"):

▪ The failure by SCHJV to make any Lease Payment or any other payment required to be made by SCHJV under this Lease as and when due, where such failure shall continue for a period of ten (10) days after written notice of such failure from Cadiz to SCHJV;

▪ The failure by SCHJV to observe any of the material covenants, conditions or provisions of this Lease, other than the payment of money, where such failure shall continue for a period of twenty (20) days after written notice of such failure from Cadiz to SCHJV, provided, however, that if the nature of SCHJV's default is such that more than twenty (20) days are reasonably required for its cure, the cure period shall be reasonably extended for so long as is required to cure the default, provided that SCHJV commences the cure within the initial twenty (20) day period and continually and diligently prosecutes such cure to completion; or

▪ The abandonment of the Leased Property by SCHJV.

The failure by Cadiz to observe any of the material covenants, conditions or provisions of this Lease, where such failure shall continue for a period of twenty (20) days after written notice of such failure from SCHJV to Cadiz, provided, however, that if the nature of Cadiz's default is such that more than twenty (20) days are reasonably required for its cure, the cure period shall be reasonably extended for so long as is required to cure the default provided that Cadiz commences the cure within the initial twenty (20) day period and continually and diligently prosecutes such cure to completion ("Cadiz Default").

16. Termination and Surrender
Upon any termination of this Lease as to all or any portion of the Leased Property, SCHJV shall quit and surrender the Leased Property (or applicable portion of the Leased Property), and all improvements thereon, to Cadiz in at least as good order, condition and repair as when received (reasonable wear and tear and damage by act of God or by natural causes excepted), remove all of SCHJV's personal property from the Leased Property and repair any damage caused by such removal, provided that, subject to SCHJV's express right to harvest pursuant to Section 17 below, planted crops shall remain on the Leased Property and become the property of Cadiz upon expiration or termination of this Lease.

SCHJV shall promptly execute, acknowledge and deliver to Cadiz such instruments of further assurance as in the reasonable opinion of Cadiz are necessary or desirable to confirm or perfect Cadiz's rights, title and interest in and to the Leased Property.  The provisions of this paragraph shall survive the expiration or termination of this Lease.  Upon termination, SCHJV shall have no further right or interest in or to the Leased Property or any part thereof.

17. Holding Over
If SCHJV does not deliver possession of all or any portion of the Leased Property upon expiration of the Term, in addition to any other rights or remedies Cadiz may have hereunder or at law, SCHJV shall be deemed to be a month-to-month tenant, and all other terms and conditions of this Lease shall apply, provided that the Lease Payment shall be equal to 125% of the Lease Payment previously paid by SCHJV, and shall be payable by SCHJV on a monthly basis.

Notwithstanding the foregoing, SCHJV, provided SCHJV is not in default of this Lease, shall have the right to hold over all or any portion of the then-leased Leased Property for a period not to exceed ninety (90) days in order to complete the harvest of its crops on the Leased Property upon payment of the then-current Lease Payment (prorated as appropriate to apply to the applicable acreage and time period).

18. Indemnification
To the maximum extent permitted by law, Cadiz and the Cadiz Parties shall not be liable for, and SCHJV waives all claims for, any loss, damage or injury to person or property sustained by SCHJV or any person claiming by, through or under SCHJV resulting from any accident or occurrence in, on, or about the Leased Property, except to the extent arising from the gross negligence or intentional misconduct by Cadiz or its agents, employees or contractors or a Cadiz Default.

SCHJV shall indemnify, defend (with counsel reasonably satisfactory to Cadiz), protect, and hold Cadiz and the Cadiz Parties free and harmless from any and all liability, damages, cost, expenses, penalties, suits, proceedings, or actions of every kind or nature, including, without limitation, reasonable attorneys' fees and expenses incurred by Cadiz (collectively, "Losses"), arising out of or in any way connected with SCHJV's operations, or the condition, use, or occupancy of the Leased Property, except to the extent such Losses arise from the gross negligence or intentional misconduct by Cadiz or its agents, employees, or contractors or a Cadiz Default.

19. Hazardous Materials
SCHJV shall at all times and in all respects comply with all federal, state, and local laws, ordinances and regulations relating to industrial hygiene, environmental protection and the use, analysis, generation, application, storage, and disposal of any hazardous, toxic, contaminated or polluting materials.

a. SCHJV shall, at SCHJV's sole cost and expense, procure, maintain, and comply with all permits, licenses and other governmental and regulatory approvals required for SCHJV's use, storage, handling, transportation, or disposal on the Leased Property of any hazardous, toxic, contaminated, or polluting materials.

b. Within twenty-four hours (24) hours of any known release, SCHJV shall give Cadiz written notice of the release of any hazardous materials upon the Leased Property, identifying the nature and approximate quantity of any such material, as required by California Health & Safety Code Section 25359.7, as that law may be amended.

c. SCHJV shall indemnify, defend (with counsel reasonably satisfactory to Cadiz), protect, and hold Cadiz and the Cadiz Parties free and harmless from and against any and all claims, liabilities, penalties, losses or expenses (including reasonable attorneys' fees) or death of or injury to any person or damage to any property arising from or caused in whole or in part, directly or indirectly, by (i) the presence in, on, under or about the Leased Property, or SCHJV's use, storage, transportation, disposal, release or discharge in, on, under or about the Leased Property, of any hazardous, toxic, contaminated or polluting materials by SCHJV or any of its employees, agents, contractors or subcontractors; or (ii) SCHJV's failure to comply with any law, regulation or permit pertaining to the use, analysis, storage, transportation, disposal, release or discharge in, on, under or about the Leased Property, of any hazardous, toxic, contaminated or polluting materials.  SCHJV's obligations hereunder shall include all costs of any required or reasonable necessary investigation, repose, repair, cleanup, detoxification, or decontamination of the Leased Property.  For purposes of this indemnification clause, any acts or omissions of employees, agents, contractors or subcontractors of SCHJV shall be strictly attributable to SCHJV.  SCHJV shall not be responsible for and shall not be required to indemnify Cadiz for hazardous, toxic, contaminated or polluting materials located in, on, under or about the Leased Property as of the commencement of the Term (collectively, "Pre‑Existing Materials") or for any hazardous, toxic, contaminated or polluting materials disposed of, released or discharged in, on, under or about the Leased Property by Cadiz or its employees, agents, contractors or subcontractors.  Without limiting the foregoing, Cadiz shall ensure that the Leased Property is delivered to SCHJV free of any Pre-Existing Materials.

20. Stage 1 Trial License Termination
SCHJV and Cadiz have entered into a Real Property License Agreement dated June 10, 2019 with respect to a portion of the Leased Property (the "License Agreement").  Effective upon the first day of the Term, the License Agreement shall terminate and be of no further force and effect.

21. Reservation of Rights
Subject to the Right of First Refusal and Exclusivity provisions below, Cadiz reserves all rights in all of the Cadiz Property that is not Leased Property, provided that prior to the use of any hazardous materials by Cadiz on Cadiz Property where it would be reasonably likely that such hazardous materials would materially interfere with the operations of SCHJV and the Leased Property, Cadiz will seek SCHJV's consent not to be unreasonably withheld or delayed.  SCHJV shall cooperate (upon reasonable advance notice and at no expense or cost to SCHJV) with reasonable requests by Cadiz related to Cadiz's use of the Cadiz Property, including, but not limited to, efforts to obtain environmental review and regulatory approvals.

22. Exclusivity; Right of First Refusal
Exclusivity
Notwithstanding Cadiz's rights under Section 21, above, Cadiz shall not enter into any agreement (including an agreement for sale, lease or license) with any third-party that permits such third-party to plant, cultivate, harvest, manufacture or package hemp and/or products derived from hemp ("Third-Party Hemp Activities") on the Available Acreage.  For purposes of this Exclusivity paragraph, to the extent any Option is not exercised with respect to the full amount of acreage available pursuant to such Option on or before the required exercise date, then following the date of exercise, the amount of acreage for which such Option was not exercised shall not be subject to this Exclusivity provision, but shall be subject to the Right of First Refusal in accordance with the following paragraph.

Right of First Refusal
Further, notwithstanding Cadiz's rights under Section 21, above, so long as SCHJV is not in default under this Lease (after the expiration of all applicable notice and cure periods), subject to the rights of any existing occupants on the Cadiz Property, Cadiz agrees that prior to entering into any agreement (including an agreement for sale, lease or license) for Third-Party Hemp Activities on the Cadiz Property, it shall first provide written notice  (in the manner described in Section 24) to SCHJV of its intention to enter into an agreement for Third-Party Hemp Activities and setting forth the terms and conditions of such agreement ("Notice").  SCHJV shall have the right ("Right of First Refusal"), within thirty (30) calendar days after receipt of the Notice ("Exercise Period"), to exercise its Right of First Refusal to enter into an agreement with Cadiz in accordance with the terms and conditions set forth in the Notice.  If SCHJV exercises its Right of First Refusal, the parties will enter into an agreement upon the terms set forth in the Notice.  If SCHJV fails to timely exercise its Right of First Refusal or fails to enter into an agreement upon the terms set forth in the Notice within the time period set forth in the Notice, the Right of First Refusal granted to SCHJV shall terminate but only with respect to the acreage set forth in the Notice, and Cadiz shall be free to enter into the agreement with the third-party on substantially the same terms set forth in the Notice, provided that such terms are not more favorable to the third-party than contained in the Notice. In the event that Cadiz and the third-party do not enter into a binding agreement within ninety (90) days after the termination of SCHJV rights as described herein, the SCHJV Right of First Refusal as to that acreage shall be reinstated.

For purposes of the Right of First Refusal, to the extent any Option is not exercised with respect to the full amount of acreage available pursuant to such Option on or before the required exercise date, then following the date of exercise, the amount of acreage for which such Option was not exercised shall be subject to the Right of First Refusal.

For clarity, nothing in this Lease precludes, restricts or otherwise limits Cadiz's rights to (i) plant, cultivate, harvest, manufacture or package hemp and/or products derived from hemp on the Cadiz Property (except for the Leased Property) itself or through a wholly-owned subsidiary (i.e., without a third-party) and/or (ii) use the Cadiz Property (except for the Leased Property) in any other manner or for any other purpose except for Third-Party Hemp Activities, as defined below.

23. Attorneys' Fees
If either SCHJV or Cadiz has to institute legal proceedings of any kind or character to compel performance of any of the covenants or conditions to be paid, kept, or performed under this Lease, the party recovering judgment shall have and recover all reasonable attorneys' fees and costs incurred in connection with any such legal proceedings, including arbitration.

24. Notice
Any notices under this Lease shall be given by a party to the other party in writing and shall be deemed to have been duly given, delivered or made as follows:  (i) if delivered by hand, when delivered; (ii) if sent on a business day by email before 5:00 p.m. (Pacific Time), when transmitted (unless the sender receives an automated message that the email has not been delivered); (iii) if sent by email on a day other than a business day and receipt is confirmed, or if sent by email after 5:00 p.m. (Pacific Time), and receipt is confirmed, on the business day following the date on which receipt is confirmed; (iv) if sent by registered, certified or first class mail (return receipt requested), on the fifth (5th) business day after being sent; and (v) if sent by overnight delivery via a reputable international courier service, three (3) business days after being delivered to such courier, in each case addressed to the party as set forth on the signature page of this Lease, or such other address as delivered to the other party pursuant to this paragraph.

25. SNDA
Following the Effective Date, Cadiz and SCHJV shall promptly use good faith, commercially reasonable efforts to negotiate a subordination, non-disturbance and attornment agreement ("SNDA") with Cadiz's lender on the Leased Property.  If, despite using good faith, commercially reasonable efforts, the parties are unable to agree upon the form of SNDA within sixty (60) calendar days after the Effective Date, SCHJV shall have the unilateral right to terminate this Lease by providing written notice to Cadiz no later than seventy-five (75) calendar days after the Effective Date. From and after the Effective Date, Cadiz may encumber the Leased Property via financings or re-financings provided that such transactions include a commercially reasonable SNDA deliverable to SCHJV.

26. Due Diligence
Upon execution of this Lease, in consideration for SCHJV's payment of One Hundred Dollars ($100.00) to Cadiz, which shall be non-refundable, SCHJV shall have a period of sixty (60) calendar days from the Effective Date to review the zoning, title, environmental and other information related to the Leased Property. Cadiz will provide SCHJV with copies of or access to such documentation in its possession or control as may be reasonably necessary for SCHJV to complete its due diligence review. If SCHJV is unsatisfied with the condition of the Leased Property based on such review, SCHJV shall have the unilateral right to terminate this Lease by providing written notice to Cadiz no later than seventy-five (75) calendar days after the Effective Date.

27. Memorandum of Lease
The parties shall promptly execute, acknowledge, and deliver duplicate originals of a Memorandum of Lease (the "Memorandum of Lease"), which Memorandum of Lease shall identify, and be recorded in the real property records for, the Initial Acreage and the Additional Acreage, and shall be substantially consistent with the form attached hereto as Exhibit C.  Either party may record the Memorandum of Lease.  Any taxes imposed upon by the County of San Bernardino upon such recording shall be paid equally by the parties.  If the parties amend this Lease or if SCHJV leases a portion or portions of the Cadiz Property pursuant to its Right of First Refusal as described in Section 22 or at such times as Option 1 Acreage, Option 2 Acreage or Option 3 Acreage becomes part of the Leased Property, the parties shall, upon the request of either party, promptly execute, acknowledge and deliver originals of an amendment to the Memorandum of Lease incorporating such optioned acreage, as applicable, and either party may record such amendment to Memorandum of Lease.

28. Binding Nature; General Provisions
The provisions of this Lease shall be binding upon the parties and their successors and permitted assigns commencing on the date last set forth the parties' signatures.  SCHJV shall not assign this Lease or sublet the Leased Property without the prior written consent of Cadiz, which consent may not be unreasonably withheld, conditioned or delayed.

All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Lease shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of California.  Venue for all purposes shall be within the State of California.  This Lease shall be interpreted to ensure compliance with all federal, state and local laws, rules and regulations applicable to the hemp industry.  Any claim or controversy arising out of or relating to this Lease shall be submitted to FINAL AND BINDING ARBITRATION BEFORE JAMS IN THE STATE OF CALIFORNIA, CITY OF LOS ANGELES, PURSUANT TO THE JAMS COMPREHENSIVE ARBITRATION RULES AND PROCEDURES.  ALL PARTIES FURTHER AGREE THAT THE ARBITRATION SHALL BE CONDUCTED BEFORE A SINGLE JAMS ARBITRATOR WHO IS A RETIRED CALIFORNIA OR FEDERAL JUDGE OR JUSTICE. BY AGREEING TO ARBITRATE, THE PARTIES WAIVE ANY RIGHT THEY MAY HAVE TO A COURT OR JURY TRIAL.  The parties further agree that, upon application of the prevailing party, any court having jurisdiction may enter a judgment based on the final arbitration award issued by the JAMS arbitrator, and the parties expressly agree to submit to the jurisdiction of such court for such a purpose.  No action at law or in equity based upon any claim arising out of or related to this Lease shall be instituted in any court by any party except (i) an action to compel arbitration pursuant to this Lease or (ii) an action to enforce an award obtained in an arbitration proceeding in accordance with this Lease or (iii) an action to seek equitable relief, including in the form of orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court of competent jurisdiction, provided that following the appointment of the arbitrator, such relief will only be sought from the arbitrator.

Each party represents and warrants that the individuals executing this Lease on behalf of such party have the capacity and have been duly authorized to so execute the same.

No waiver of any breach of any of the covenants, agreements, restrictions, and conditions of this Lease shall be construed to be a waiver of any succeeding breach of the same or other covenants, agreements, restrictions, or conditions.

No remedy shall be exclusive but shall, wherever possible, be deemed cumulative with all other remedies at law or in equity.

Time is of the essence in respect to the terms and provisions of this Lease.

Neither party will issue any public statement with respect to the existence of this Lease or its contemplated transactions, nor will either party use the other party's names or trademarks, without the other party's prior written consent, not to be unreasonably withheld, conditioned, or delayed.

Each party agrees to cooperate in the performance of this Lease and to execute and deliver any and all documents and perform any and all acts reasonably necessary to carry out its purpose and intent.

Nothing contained in this Lease shall create a partnership, joint venture or employment relationship between Cadiz and SCHJV.  Neither party shall be liable, except as otherwise expressly provided for in this Lease, for any obligations or liabilities incurred by the other party.

Cadiz and SCHJV each represent that it dealt with no broker or brokers or other person in connection with the negotiation, execution and delivery of this Lease.  Cadiz and SCHJV shall defend, indemnify and hold the other harmless from and against any claims for any brokerage commissions, finder's fees and/or other compensation arising out of the acts or omissions of the indemnifying party.

Notwithstanding any provision in this Lease to the contrary, in no event shall either party be entitled to recover from the other party any punitive, consequential or incidental damages or lost profits.

This Lease may be executed in one or more counterparts, including by electronic signature (e.g., DocuSign), and all such counterparts together shall constitute but one agreement.

This Lease and the exhibits attached hereto and forming a part hereof, set forth all the agreements, conditions and understandings between the parties concerning the subject matter hereof and there are no, agreements, conditions or understandings heretofore made, either oral or written, between the parties regarding the subject matter hereof other than as herein set forth.  No modification, amendment, change or addition to this Lease shall be binding upon either party unless reduced to writing and signed by each party.

Subject to the terms and conditions of this Lease, so long as no event of default exists beyond all applicable notice and cure periods, Cadiz agrees that SCHJV shall quietly have, hold and enjoy the Leased Property during the Term and any renewal thereof, free from the claims of Cadiz, and those claiming by or through Cadiz, and Cadiz will defend SCHJV's possession and quiet enjoyment of the Leased Property against the claims of any person claiming by or through Cadiz.

[signatures contained on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agricultural Lease as of the date set forth below.

Dated: July 31, 2019	CADIZ REAL ESTATE LLC,
a Delaware limited liability company

	By:	/s/ Timothy J. Shaheen
	Its:	Manager

Address:
550 S. Hope Street, Suite 2850
Los Angeles, CA 90071

Dated: July 31, 2019	SOCAL HEMP JV LLC
a California limited liability company

	By:	/s/ Graham Farrar
	Its	Authorized Signer

Address:
3645 Long Beach Boulevard
Long Beach, CA 90807

Exhibit A

(Cadiz Property)

(See Attached)

Exhibit B

(Available Acreage)

(See Attached)

Exhibit C

(Memorandum of Lease)

Recording requested by and
when recorded mail to:

SoCal Hemp JV LLC
c/o Matt Portnoff
Venable LLP
2049 Century Park East
Los Angeles, CA  ________

APN(s)

Transfer Tax =  $0.00
No consideration
Memorandum of Lease

By this Memorandum of Lease dated _____ __, 2019 (this "Memorandum"), by and between Cadiz Real Estate LLC ("Cadiz") and SoCal Hemp JV LLC ("SCHJV"), Cadiz and SCHJV agree as follows:

Cadiz and SCHJV have entered into that certain Agricultural Lease ("Lease") dated July 31, 2109, pursuant to which Cadiz, as owner and landlord, has leased to SCHJV, as tenant, approximately 1280 acreages of that certain real property located in the Fenner Valley in San Bernardino County, California, and as described in Exhibit A (the "Premises") on certain terms and conditions, including options to expand the Premises. The Lease term expires on August 31, 2024, subject to options to extend to August 31, 2039.

IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Lease as of the date set forth below.

Dated:  ____________, 2019 CADIZ REAL ESTATE LLC,
a Delaware limited liability company

By:_________________________________

Its:_________________________________

Address:
550 S. Hope Street, Suite 2850 Los Angeles, CA  90071

Dated:  ____________, 2019 SOCAL HEMP JV LLC,
a California limited liability company

By:_________________________________

Its:_________________________________

Address:
3645 Long Beach Boulevard
Long Beach, CA 90807

[Attach Exhibit A and Notarial Acknowledgements]